Exhibit 99.1
INTERDIGITAL ANNOUNCES PROPOSED PRIVATE OFFERING OF
$275 MILLION OF SENIOR CONVERTIBLE NOTES
Wilmington, DE — March 4, 2015 — InterDigital, Inc. (“InterDigital”) (NASDAQ: IDCC) announced that it intends to offer, subject to market and other conditions, $275 million aggregate principal amount of Senior Convertible Notes due 2020 in a private offering. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”). InterDigital also expects to grant to the initial purchasers of the notes a 13-day option to purchase up to an additional $41 million aggregate principal amount of notes, solely to cover over-allotments, if any.
The notes will pay interest semi-annually in cash on March 1 and September 1 and will mature on March 1, 2020. Prior to December 1, 2019, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day preceding the maturity date. Conversions of the notes will be settled in cash, shares of InterDigital's common stock or a combination thereof, at InterDigital's election. The interest rate, the conversion rate of notes and certain other terms of the notes will be determined by negotiations between InterDigital and the initial purchasers of the notes.
In connection with the pricing of the notes, InterDigital expects to enter into one or more privately negotiated convertible note hedge transactions with one or more of the initial purchasers of the notes or their affiliates or other financial institutions (the “hedge counterparties”). The convertible note hedge transactions collectively are expected to cover, subject to customary anti-dilution adjustments, the aggregate number of shares of InterDigital common stock that will initially underlie the notes. InterDigital also expects to enter into one or more privately negotiated warrant transactions with the hedge counterparties whereby InterDigital will sell to the hedge counterparties warrants relating to the same number of shares of InterDigital common stock, with such number of shares subject to customary anti-dilution adjustments. In addition, if the initial purchasers exercise their over-allotment option to purchase additional notes, InterDigital expects to enter into one or more additional warrant transactions and to use a portion of the proceeds from the sale of the additional notes and warrant transactions to enter into additional convertible note hedge transactions. The convertible note hedge transactions are expected to reduce the potential dilution with respect to InterDigital common stock and/or offset any potential cash payments InterDigital is required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes in the event that the market price per share of InterDigital common stock exceeds the strike price of the convertible note hedge transactions. However, the warrant transactions will have a dilutive effect to the extent that the market price per share of InterDigital common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants.
In connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions and concurrently with, or shortly after, the pricing of the notes, the hedge counterparties and/or their affiliates expect to purchase InterDigital common stock in open market transactions and/or privately negotiated transactions and/or enter into various cash-settled derivative transactions with respect to InterDigital common stock concurrently with, or shortly after, the pricing of the notes. In addition, the hedge counterparties and/or their affiliates may modify their hedge positions following the pricing of the notes by entering into or unwinding various derivative transactions with respect to InterDigital common stock and/or by purchasing or selling InterDigital common stock in open market transactions and/or privately negotiated transactions following the pricing of the notes from time to time (and are likely to do so during any conversion period related to a conversion of notes). Any of these hedging activities could also increase (or reduce the size of any decrease in) the market price of InterDigital common stock.
InterDigital expects to use a portion of the net proceeds from the offering of the notes and the proceeds from the sale of the warrants to fund the cost of the convertible note hedge transactions. The remaining net proceeds from the offering of the notes will be used for the repurchase of up to $50 million of shares of InterDigital common stock from institutional investors through one of the initial purchasers or its affiliate, as InterDigital’s agent, concurrently with the pricing of the offering of the notes, and for general corporate purposes, which may include, among other things, the repurchase or retirement of InterDigital’s outstanding indebtedness.
The notes and the shares of InterDigital common stock issuable upon conversion, if any, have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About InterDigital
InterDigital develops technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
CONTACT: Patrick Van de Wille
Email: patrick.vandewille@interdigital.com
+1 (858) 210-4814